Exhibit 10.3

[DESC Letterhead]

August 24, 2007

Perseus Partners VII, L.P.

c/o Perseus, L.L.C.

2099 Pennsylvania Avenue, NW

Suite 900

Washington, DC 20006-1813

Attention:	John C. Fox
Senior Managing Director

Re:	Securities Purchase Agreement (as amended through the date hereof, the “Purchase Agreement”) dated as of May 10, 2007 by and between Distributed Energy Systems Corp. (the “Company”), and Perseus Partners VII, L.P. (the “Purchaser”)

Dear Ladies and Gentlemen:

The Company and the Purchaser (collectively, the “Parties”) have agreed that the Subsequent Investment Closing under the Purchase Agreement will be held on the date hereof. In connection with the Subsequent Investment Closing and to induce the other Party to consummate the transactions contemplated to be consummated at the Subsequent Investment Closing, the Parties hereby agree as follows:

1. All capitalized terms defined in the Purchase Agreement and used herein without definition have the same meanings herein as in the Purchase Agreement.

2. The Purchaser hereby waives satisfaction of the condition specified in Section 2.3(k) of the Purchase Agreement that the size of the Board be reduced to five members effective as of the Subsequent Investment Closing. The Parties hereby agree that the size of the Board, as of the Subsequent Investment Closing, shall be seven. After the Subsequent Investment Closing, the Company shall not permit the size of the Board to be increased without the prior written consent of the Purchaser. Moreover, in the event the Purchaser delivers to the Company a written notice (a “Reduction Notice”) requesting that the size of the Board be reduced to five members, the Company shall take all actions within its control to reduce the size of the Board to five members as promptly as practicable after receipt of such Reduction Notice and in any event by no later than the date of the Company’s next annual meeting of stockholders.

3. The Parties hereby agree that, notwithstanding anything to the contrary in Section 5.6 of the Purchase Agreement, the Requisite Number of Perseus Directors shall initially be two and that, effective as of the Subsequent Investment Closing, John C. Fox

and Michael L. Miller shall be appointed as Perseus Directors. Such appointment shall be a condition to the obligations of the Purchaser to consummate the transactions contemplated at the Subsequent Investment Closing. The Parties further agree that at any time the Purchaser shall have right to increase the Requisite Number of Perseus Directors to a number not in excess of the “Requisite Number” determined under Section 5.6(b)(i) of the Purchase Agreement (without giving effect to this letter agreement) by delivering to the Company a written notice requesting such increase and specifying the names of the additional Perseus Directors (an “Increase Notice”). Upon the receipt of an Increase Notice, the Company shall take all actions required under Section 5.6 of the Purchase Agreement to appoint such additional directors as Perseus Directors as promptly as practicable.

4. The Parties further agree that, notwithstanding anything to the contrary in Section 5.6 of the Purchase Agreement, the Purchaser shall continue to be allowed one Perseus Observer of its choice, who shall be Teresa Y. Bernstein or another person reasonably acceptable to the Board, to attend all meetings of the Board in a nonvoting capacity. In connection therewith, the Company shall provide the Perseus Observer with copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board. The Company reserves the right to exclude such Perseus Observer from access to any material or meeting or portion thereof if the Company in good faith believes that such exclusion is necessary to preserve the attorney-client privilege or for other similar reasons. The Perseus Observer shall be entitled to reimbursement for reasonable out-of-pocket expenses (including but not limited to travel and lodging) incurred in connection with attendance at meetings of the Board. The Company shall pay all reimbursement for expenses for the Perseus Observer in accordance with the terms set forth in Section 5.6(c) of the Purchase Agreement. This right shall terminate at such time as Perseus’ right to have a Perseus Director on the Board terminates.

5. The Purchaser hereby waives the closing conditions for the Subsequent Investment Closing set forth in Sections 2.3(c) and (j) of the Purchase Agreement with regard to the default caused by the Company’s breach of the covenant set forth in sub-section 2(a) of the Pre-Closing Waivers and Post-Closing Agreement, dated June 1, 2007, by and between the Purchaser and the Company, as amended, due to the Company’s failure to close all accounts not covered by a deposit control agreement in favor of the Purchaser and transfer all funds in such accounts to another commercial bank located in the United States that is subject to an account control agreement in favor of the Purchaser that is reasonably satisfactory to the Purchaser. The parties agree that the Company’s failure to comply with this covenant constitutes and shall continue to constitute an Event of Default under the provisions of the Promissory Notes.

6. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. All notices hereunder shall be provided in accordance with Section 8.7 of the Purchase Agreement. This letter agreement may be executed in any number of counterparts. Signatures on this letter agreement may be communicated by facsimile or electronic transmission and shall be binding upon the Parties so transmitting their signatures.

Counterparts with original signatures shall be provided to the other Party following the applicable facsimile or electronic transmission, provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this letter agreement. No Party shall raise facsimile or electronic delivery of a signature or the fact that any signature or agreement or instrument was transmitted or communicated by a facsimile or e-mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense. This letter agreement shall be deemed to be an amendment to, and constitute part of, the Purchase Agreement and any breach of this letter agreement shall be deemed to be a breach of the Purchase Agreement for all purposes.

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If the foregoing accurately sets forth the agreements of the Parties with respect to the subject matter hereof, please sign this letter agreement in the space indicated below.

Very truly yours,

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Ambrose L. Schwallie
Name:	Ambrose L. Schwallie
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO:

PERSEUS PARTNERS VII, L.P.

By:	Perseus Partners VII GP, L.P., its general partner

By:	Perseus Partners VII GP, L.L.C., its general partner

By:	/s/ Rona Kennedy
Rona Kennedy
Chief Financial Officer, Treasurer and Secretary